Exhibit 23.1

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Deep Down, Inc.
Channelview, Texas

As independent registered public accountants, we hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 31, 2008, relating to the consolidated financial statements of Deep Down, Inc. as of and for the year ended December 31, 2007 and period from inception (June 29, 2006) to December 31, 2006. We also consent to the reference to us under the heading “Experts” in this Registration Statement on Form S-1.

/s/ Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

July 21, 2008